Exhibit 99

NEWS RELEASE

STANDEX INTERNATIONAL CORPORATION ■ SALEM, NH 03079 ■ TEL (603) 893-9701 ■ WEB www.standex.com

STANDEX REPORTS FISCAL SECOND QUARTER 2024 FINANCIAL RESULTS

●	Fast Growth Market Sales Increased ~14% Year-On-Year to ~$21 Million
●

Organic Sales Decline of 7.4% Year-on-Year Due to Project Timing in the Engineering Technologies Segment and Transitory Market Softness; Partially offset by Contributions from Minntronix Acquisition and Favorable FX

●	Record GAAP Gross Margin of 40.2% and Adjusted Gross Margin of 40.3%
●	GAAP Operating Margin of 14.5%; Record Adjusted Operating Margin of 16.1%, up 90 bps Year-On-Year; 11th Consecutive Quarter of Record Level Adjusted Operating Margin
●	Record Year-to-Date Free Cash Flow of $31.6 Million
●	Expect to Complete Acquisition of Japanese-Based Sanyu Switch Co., Ltd During Fiscal Third Quarter 2024

SALEM, NH – February 1, 2024 – Standex International Corporation (NYSE: SXI) today reported financial results for the second quarter of fiscal year 2024 ended December 31, 2023.

Summary Financial Results - Total
($M except EPS and Dividends)	2Q24	2Q23	1Q24	Y/Y		Q/Q
Net Sales	$178.4	$187.8	$184.8	-5.0%		-3.4%
Operating Income – GAAP	$25.8	$27.8	$26.9	-7.1%		-4.0%
Operating Income – Adjusted	$28.7	$28.6	$29.4	0.3%		-2.4%
Operating Margin % - GAAP	14.5%	14.8%	14.6%	- 30	bps	- 10	bps
Operating Margin % - Adjusted	16.1%	15.2%	15.9%	+ 90	bps	+ 20	bps
Net Income from Continuing Ops – GAAP	$19.1	$20.1	$18.9	-5.0%		1.0%
Net Income from Continuing Ops – Adjusted	$21.1	$20.7	$20.8	1.9%		1.3%

EBITDA	$32.4	$34.8	$33.2	-7.0%		-2.3%
EBITDA margin	18.2%	18.5%	17.9%	- 30	bps	+ 30	bps
Adjusted EBITDA	$35.0	$35.6	$35.6	-1.9%		-1.9%
Adjusted EBITDA margin	19.6%	19.0%	19.3%	+ 60	bps	+ 30	bps

Diluted EPS – GAAP	$1.61	$1.69	$1.58	-4.7%		1.9%
Diluted EPS – Adjusted	$1.78	$1.74	$1.74	2.3%		2.3%
Dividends per Share	$0.30	$0.28	$0.28	7.1%		7.1%

Free Cash Flow	$19.5	$24.0	$12.1	-18.8%		61.6%
Net Debt to EBITDA	0.0x	0.6x	0.2x	NM		NM

Second Quarter Fiscal 2024 Results

Commenting on the quarter’s results, President and Chief Executive Officer David Dunbar said, “I am pleased with our second quarter operating performance. Despite the softer top line, we achieved record adjusted gross margin of 40.3%, up 180 bps year on year, and record adjusted operating margin of 16.1%, up 90 bps year on year - our eleventh consecutive quarter of record level adjusted operating margin performance. This margin growth reflects the continued solid execution of our pricing and productivity initiatives, while continuing to prioritize investments in high-growth opportunities. In addition, we generated free operating cash flow of $19.5 million in fiscal second quarter 2024 and record free operating cash flow of $31.6 million year-to-date.”

“I am also pleased with the progress of our fast growth market sales which grew 14% year on year to $21 million and R&D investments which grew to 2.9% of sales in fiscal second quarter 2024. These activities position us well to achieve our long-term growth objectives. Nevertheless, as we highlighted last quarter as part of our outlook, we did see the effect of transitory headwinds in several of our end markets which led to a 7.4% organic decline year on year, primarily from unfavorable project timing in our Engineering Technologies segment and softer demand in our Specialty segment. We expect these market conditions to improve in the fiscal fourth quarter 2024.”

“Three years ago in February 2021, we communicated a set of long term (three to five years) financial targets. These targets included mid-single-digit organic growth, EBITDA margin above 20%, and return on invested capital above 12%. We are proud to have reached these targets within three years. As such, we remain confident in achieving our updated long-term financial targets by fiscal 2028, which include organic revenue growth at a high-single-digit compounded annual rate, adjusted operating margin above 19%, and a return on invested capital above 15%.”

“We anticipate completing our acquisition of Japanese-based Sanyu Switch Company in the fiscal third quarter 2024. Sanyu will enable us to expand our position in the test and measurement market, where the proliferation of consumer electronics, semiconductor devices, and IoT technologies are driving growth. We expect the acquisition to be accretive to earnings and to achieve a double-digit return on invested capital in the first year of ownership. We look forward to welcoming the entire Sanyu team to our company.”

Outlook

In the fiscal third quarter 2024, on a sequential basis, the Company expects slightly higher revenue due to a slight recovery in the Electronics and Specialty segments and contribution from the pending acquisition of Sanyu, partially offset by lower sales in the Engraving segment. The Company expects slightly lower adjusted operating margin, primarily resulting from one-time charge due to the CEO reaching retirement eligibility under the stock compensation plan. In the fiscal fourth quarter 2024, on a sequential basis, the company expects meaningfully higher revenue and continued improvement in adjusted operating margin.

Second Quarter Segment Operating Performance

Electronics (45% of sales; 44% of segment operating income)

	2Q24	2Q23	% Change
Electronics ($M)
Revenue	79.4	72.6	9.5%
GAAP Operating Income	15.9	17.0	-6.6%
GAAP Operating Margin %	20.0	23.4
Adjusted Operating Income	16.2	17.0	-4.8%
Adjusted Operating Margin %	20.3	23.4

*Excludes purchase accounting expenses of $0.3M associated with Minntronix in Q2 FY24

Revenue increased approximately $6.9 million or 9.5% year-on-year reflecting a 14.7% benefit from the recent Minntronix acquisition and a 0.5% benefit from foreign currency, partially offset by an organic decline of 5.7% due continued softness in the appliances and general industrial end markets in China and Europe. Adjusted operating income decreased approximately $0.8 million or 4.8% year-on-year due to lower organic sales and product mix, partially offset by contribution from the Minntronix acquisition and realization of pricing and productivity initiatives.

Electronics segment backlog realizable in under one year of approximately $112 million decreased 27% year-on-year. The segment’s book to bill ratio of 0.78 represented a 15% improvement from the prior quarter.

In fiscal third quarter 2024, on a sequential basis, the Company expects slightly to moderately higher revenue and slightly higher operating margin due to higher volume and contribution from the pending acquisition of Sanyu.

Revenue attributable to fast growth end markets is expected to grow throughout the remainder of the fiscal year in markets like industrial automation, power management, renewable energy technologies, and EV-related applications.

Engraving (23% of sales; 24% of segment operating income)

	2Q24	2Q23	% Change
Engraving ($M)
Revenue	40.8	37.7	8.4%
Operating Income	8.9	6.4	39.8%
Operating Margin %	21.8	16.9

Revenue increased approximately $3.2 million or 8.4% year-on-year reflecting 6.7% organic growth, primarily due to strong demand in Europe, and a 1.7% benefit from foreign currency. Operating income increased approximately $2.5 million or 39.8% year-on-year due to higher volume and realization of previously announced productivity initiatives.

In fiscal third quarter 2024, on a sequential basis, the Company expects meaningfully lower revenue and operating margin due to the seasonal impact of the Chinese New Year on project timing and fewer new platform rollouts in North America.

Scientific (9% of sales; 12% of segment operating income)

	2Q24	2Q23	% Change
Scientific ($M)
Revenue	16.3	19.3	-15.6%
Operating Income	4.2	4.2	2.0%
Operating Margin %	26.1	21.6

Revenue decreased approximately $3.0 million or 15.6% year-on-year reflecting lower demand for COVID vaccine storage units from retail pharmacies, slightly offset by an increase in new product sales. Operating income remained relatively flat year-on-year as lower freight cost and productivity initiatives fully offset lower volume.

In fiscal third quarter 2024, on a sequential basis, the Company expects slightly higher revenue and similar to slightly higher operating margin.

Engineering Technologies (11% of sales; 9% of segment operating income)

	2Q24	2Q23	% Change
Engineering Technologies ($M)
Revenue	19.9	24.2	-17.8%
Operating Income	3.4	3.7	-9.0%
Operating Margin %	17.1	15.5

Revenue decreased approximately $4.3 million or 17.8% year-on-year reflecting 18.1% organic decline due to timing of projects and a 0.3% benefit from foreign currency. Operating income decreased approximately $0.3 million or 9.0% year-on-year reflecting lower volume and higher research and development expenses, mostly offset by pricing and productivity initiatives.

In fiscal third quarter 2024, on a sequential basis, the Company expects similar revenue reflecting improvement across most end markets, offset by lower defense sales caused by delays in government funding, and similar to slightly lower operating margin. The Company anticipates significant sequential growth in the fiscal fourth quarter reflecting more favorable project timing.

Specialty Solutions (12% of sales; 11% of segment operating income)

	2Q24	2Q23	% Change
Specialty Solutions ($M)
Revenue	22.0	34.1	-35.5%
Operating Income	4.0	5.7	-30.6%
Operating Margin %	18.1	16.8

Specialty Solutions revenue decreased approximately $12.1 million or 35.5% year-on-year, reflecting the impact of the Procon divestiture and an organic decline in the Hydraulics business from an industry-wide chassis shortage. Operating income decreased approximately $1.8 million or 30.6% year-on-year due to the Procon divestiture and lower volume in the Hydraulics business.

In fiscal third quarter 2024, on a sequential basis, the Company expects slightly to moderately higher revenue and operating margin due to improved demand in the Hydraulics business.

Capital Allocation

●

Share Repurchase: During the fiscal second quarter 2024, the Company repurchased 33,500 shares for $4.5 million. There was $38.5 million remaining on the Company’s current share repurchase authorization at the end of the fiscal second quarter 2024.

●

Capital Expenditures: In fiscal second quarter 2024, Standex’s capital expenditures were $4.3 million compared to $5.8 million in the fiscal second quarter of 2023. The Company now expects fiscal year 2024 capital expenditures between $25 million and $30 million. Capital expenditures were $24.3 million in fiscal 2023.

●

Dividend: On January 26, 2024, the Company declared a quarterly cash dividend of $0.30 per share, an approximately 7.1% year-on-year increase. The dividend is payable February 26, 2024, to shareholders of record on February 12, 2024.

Balance Sheet and Cash Flow Highlights

●

Net Debt: Standex had net debt of $6.2 million on December 31, 2023, compared to $74.0 million at the end of fiscal second quarter 2023. Net debt for the second quarter of 2024 consisted primarily of long-term debt of $148.7 million and cash and equivalents of $142.4 million.

●

Cash Flow: Net cash provided by (used in) continuing operating activities for the three months ended December 31, 2023, was $23.8 million compared to $29.8 million in the prior year’s quarter. Free cash flow after capital expenditures was $19.5 million compared to free cash flow after capital expenditures of $24.0 million in the fiscal second quarter of 2023.

Conference Call Details

Standex will host a conference call for investors tomorrow, February 2, 2024, at 8:30 a.m. ET. On the call, David Dunbar, President, and CEO, and Ademir Sarcevic, CFO, will review the Company’s financial results and business and operating highlights. Investors interested in listening to the webcast and viewing the slide presentation should log on to the “Investors” section of Standex’s website under the subheading, “Events and Presentations,” located at www.standex.com.

A replay of the webcast will also be available on the Company’s website shortly after the conclusion of the presentation online through February 2, 2025. To listen to the teleconference playback, please dial in the U.S. (888) 660-6345 or (646) 517-4150 internationally; the passcode is 83380#. The audio playback via phone will be available through February 9, 2024. The webcast replay can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including non-GAAP adjusted income from operations, non-GAAP adjusted net income from continuing operations, free operating cash flow, EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted EBITDA, adjusted EBITDA to net debt, and adjusted earnings per share. The attached financial tables reconcile non-GAAP measures used in this press release to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures which include the impact of restructuring charges, purchase accounting, insurance recoveries, discrete tax events, gain or loss on sale of a business unit, acquisition costs, and litigation costs help investors to obtain a better understanding of our operating results and prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Non-GAAP measures should be considered in addition to, and not as a replacement for, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Electronics, Engraving, Scientific, Engineering Technologies, and Specialty Solutions with operations in the United States, Europe, Canada, Japan, Singapore, Mexico, Turkey, South Africa, India, and China. For additional information, visit the Company's website at http://standex.com/.

Forward-Looking Statements

Statements contained in this Press Release that are not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “should,” “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” or similar terms or variations of those terms or the negative of those terms. There are many factors that affect the Company’s business and the results of its operations and that may cause the actual results of operations in future periods to differ materially from those currently expected or anticipated. These factors include, but are not limited to: the impact of pandemics and other global crises or catastrophic events on employees, our supply chain, and the demand for our products and services around the world; materially adverse or unanticipated legal judgments, fines, penalties or settlements; conditions in the financial and banking markets, including fluctuations in exchange rates and the inability to repatriate foreign cash; domestic and international economic conditions, including the impact, length and degree of economic downturns on the customers and markets we serve and more specifically conditions in the automotive, construction, aerospace, defense, transportation, food service equipment, consumer appliance, energy, oil and gas and general industrial markets; lower-cost competition; the relative mix of products which impact margins and operating efficiencies in certain of our businesses; the impact of higher raw material and component costs, particularly steel, certain materials used in electronics parts, petroleum based products, and refrigeration components; the impact of higher transportation and logistics costs, especially with respect to transportation of goods from Asia; the impact of inflation on the costs of providing our products and services; an inability to realize the expected cost savings from restructuring activities including effective completion of plant consolidations, cost reduction efforts including procurement savings and productivity enhancements, capital management improvements, strategic capital expenditures, and the implementation of lean enterprise manufacturing techniques; the potential for losses associated with the exit from or divestiture of businesses that are no longer strategic or no longer meet our growth and return expectations; the inability to achieve the savings expected from global sourcing of raw materials and diversification efforts in emerging markets; the impact on cost structure and on economic conditions as a result of actual and threatened increases in trade tariffs; the inability to attain expected benefits from acquisitions and the inability to effectively consummate and integrate such acquisitions and achieve synergies envisioned by the Company; market acceptance of our products; our ability to design, introduce and sell new products and related product components; the ability to redesign certain of our products to continue meeting evolving regulatory requirements; the impact of delays initiated by our customers; our ability to increase manufacturing production to meet demand including as a result of labor shortages; the impact on our operations of any successful cybersecurity attacks; and potential changes to future pension funding requirements. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Contact:

Christopher Howe

Director of Investor Relations

(773) 754-5394

e-mail: InvestorRelations@Standex.com

Standex International Corporation
Consolidated Statement of Operations
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(In thousands, except per share data)	2023	2022	2023	2022

Net sales	$178,400	187,789	$363,174	$368,389
Cost of sales	106,737	115,469	218,876	227,816
Gross profit	71,663	72,320	144,298	140,573

Selling, general and administrative expenses	43,276	43,713	86,861	84,802
(Gain) loss on sale of business	-	-	(274)	-
Restructuring costs	1,360	511	3,266	1,093
Acquisition related costs	1,195	174	1,696	466
Other operating (income) expense, net	-	116	-	116

Income from operations	25,832	27,806	52,749	54,096

Interest expense	1,019	1,566	2,295	2,753
Other non-operating (income) expense, net	332	(70)	1,178	948
Total	1,351	1,496	3,473	3,701

Income from continuing operations before income taxes	24,481	26,310	49,276	50,395
Provision for income taxes	5,409	6,226	11,312	11,995
Net income from continuing operations	19,072	20,084	37,964	38,400

Income (loss) from discontinued operations, net of tax	(201)	(41)	(279)	(87)

Net income	$18,871	$20,043	$37,685	$38,313

Basic earnings per share:
Income (loss) from continuing operations	$1.62	$1.69	$3.22	$3.25
Income (loss) from discontinued operations	(0.02)	-	(0.02)	(0.01)
Total	$1.60	$1.69	$3.20	$3.24

Diluted earnings per share:
Income (loss) from continuing operations	$1.61	$1.69	$3.19	$3.22
Income (loss) from discontinued operations	(0.02)	-	(0.02)	(0.01)
Total	$1.59	$1.69	$3.17	$3.21

Average Shares Outstanding
Basic	11,791	11,852	11,762	11,833
Diluted	11,858	11,917	11,891	11,930

Standex International Corporation
Condensed Consolidated Balance Sheets
(unaudited)

	December 31,	June 30,
(In thousands)	2023	2023

ASSETS
Current assets:
Cash and cash equivalents	$142,424	$195,706
Accounts receivable, net	125,575	123,440
Inventories	98,592	98,537
Prepaid expenses and other current assets	65,572	64,739
Income taxes receivable	3,836	831
Total current assets	435,999	483,253

Property, plant, equipment, net	132,599	130,937
Intangible assets, net	82,726	75,651
Goodwill	280,337	264,821
Deferred tax asset	14,027	14,602
Operating lease right-of-use asset	34,026	33,273
Other non-current assets	25,347	22,392
Total non-current assets	569,062	541,676

Total assets	$1,005,061	$1,024,929

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$63,883	$68,601
Accrued liabilities	56,062	62,031
Income taxes payable	10,597	10,335
Total current liabilities	130,542	140,967

Long-term debt	148,659	173,441
Operating lease long-term liabilities	26,080	25,774
Accrued pension and other non-current liabilities	79,209	77,298
Total non-current liabilities	253,948	276,513

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	101,198	100,555
Retained earnings	1,058,069	1,027,279
Accumulated other comprehensive loss	(155,561)	(158,477)
Treasury shares	(425,111)	(403,884)
Total stockholders' equity	620,571	607,449

Total liabilities and stockholders' equity	$1,005,061	$1,024,929

Standex International Corporation and Subsidiaries
Statements of Consolidated Cash Flows
(unaudited)

	Six Months Ended
	December 31,
(In thousands)	2023	2022

Cash Flows from Operating Activities
Net income	$37,685	$38,313
Income (loss) from discontinued operations	(279)	(87)
Income from continuing operations	37,964	38,400

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,969	13,966
Stock-based compensation	4,824	4,699
Non-cash portion of restructuring charge	346	(1,183)
(Gain) loss on sale of business	(274)	-
Contributions to defined benefit plans	(1,541)	(101)
Net changes in operating assets and liabilities	(15,121)	(28,690)
Net cash provided by operating activities - continuing operations	40,167	27,091
Net cash provided by (used in) operating activities - discontinued operations	(422)	(51)
Net cash provided by (used in) operating activities	39,745	27,040
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(8,587)	(11,028)
Expenditures for acquisitions, net of cash acquired	(29,229)	-
Proceeds from the sale of business	274	-
Other investing activities	-	98
Net cash (used in) investing activities from continuing operations	(37,542)	(10,930)
Net cash provided by investing activities from discontinued operations	-	-
Net cash provided by (used in) investing activities	(37,543)	(10,930)
Cash Flows from Financing Activities
Proceeds from borrowings	-	28,500
Payments of debt	(25,000)	(16,000)
Contingent consideration payment	-	(1,167)
Activity under share-based payment plans	1,189	994
Purchase of treasury stock	(26,650)	(13,517)
Cash dividends paid	(6,840)	(6,399)
Net cash provided by (used in) financing activities	(57,301)	(7,589)

Effect of exchange rate changes on cash	1,816	129

Net changes in cash and cash equivalents	(53,283)	8,650
Cash and cash equivalents at beginning of year	195,706	104,844
Cash and cash equivalents at end of period	$142,424	$113,494

Standex International Corporation
Selected Segment Data
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(In thousands)	2023	2022	2023	2022
Net Sales
Electronics	$79,419	$72,556	$161,107	$147,755
Engraving	40,845	37,689	81,639	72,713
Scientific	16,292	19,292	34,485	37,748
Engineering Technologies	19,887	24,193	38,107	41,192
Specialty Solutions	21,957	34,059	47,836	68,981
Total	$178,400	$187,789	$363,174	$368,389

Income from operations
Electronics	$15,850	$16,972	$32,184	$35,113
Engraving	8,910	6,373	16,505	12,227
Scientific	4,248	4,165	9,178	7,888
Engineering Technologies	3,405	3,741	6,422	5,606
Specialty Solutions	3,965	5,716	9,582	11,793
Restructuring	(1,360)	(511)	(3,266)	(1,093)
(Gain) loss on sale of business	-	-	274	-
Acquisition related costs	(1,195)	(174)	(1,696)	(466)
Corporate	(7,991)	(8,360)	(16,434)	(16,856)
Other operating income (expense), net	-	(116)	-	(116)
Total	$25,832	$27,806	$52,749	$54,096

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)

	Three Months Ended			Six Months Ended
	December 31,			December 31,
(In thousands, except percentages)	2023	2022	% Change	2023	2022	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Net Sales	$178,400	$187,789	-5.0%	$363,174	$368,389	-1.4%
Income from operations, as reported	$25,832	$27,806	-7.1%	$52,749	$54,096	-2.5%
Income from operations margin	14.5%	14.8%		14.5%	14.7%
Adjustments:
Restructuring charges	1,360	511		3,266	1,093
Acquisition-related costs	1,195	174		1,696	466
Litigation (settlement refund) charge	-	116		-	116
(Gain) loss on sale of business	-	-		(274)	-
Purchase accounting expenses	305	-		645	-
Adjusted income from operations	$28,692	$28,607	0.3%	$58,082	$55,771	4.1%
Adjusted income from operations margin	16.1%	15.2%		16.0%	15.1%
Interest and other income (expense), net	(1,351)	(1,496)		(3,473)	(3,701)
Foreign currency related (gain) loss on acquisition and divestiture activities	(282)	-		(282)	-
Provision for income taxes	(5,409)	(6,226)		(11,312)	(11,995)
Discrete and other tax items	-	-		100	100
Tax impact of above adjustments	(569)	(190)		(1,223)	(398)
Net income from continuing operations, as adjusted	$21,081	$20,695	1.9%	$41,892	$39,777	5.3%

EBITDA and Adjusted EBITDA:
Net income (loss) from continuing operations, as reported	$19,072	$20,084	-5.0%	$37,964	$38,400
Net income from continuing operations margin	10.7%	10.7%		10.5%	10.4%
Add back:
Provision for income taxes	5,409	6,226		11,312	11,995
Interest expense	1,019	1,566		2,295	2,753
Depreciation and amortization	6,887	6,958		13,969	13,966
EBITDA	$32,387	$34,834	-7.0%	$65,540	$67,114	-2.3%
EBITDA Margin	18.2%	18.5%		18.0%	18.2%
Adjustments:
Restructuring charges	1,360	511		3,266	1,093
Acquisition-related costs	1,195	174		1,696	466
Litigation (settlement refund) charge	-	116		-	116
(Gain) loss on sale of business	-	-		(274)	-
Foreign currency related (gain) loss on acquisition and divestiture activities	(282)	-		(282)	-
Purchase accounting expenses	305	-		645	-
Adjusted EBITDA	$34,965	$35,635	-1.9%	$70,591	$68,789	2.6%
Adjusted EBITDA Margin	19.6%	19.0%		19.4%	18.7%

Free operating cash flow:
Net cash provided by operating activities - continuing operations, as reported	$23,760	$29,796		$40,167	$27,091
Less: Capital expenditures	(4,249)	(5,760)		(8,587)	(11,028)
Free cash flow from continuing operations	$19,511	$24,036		$31,580	$16,063

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)

	Three Months Ended			Six Months Ended
Adjusted earnings per share from	December 31,			December 31,
continuing operations	2023	2022	% Change	2023	2022	% Change

Diluted earnings per share from continuing operations, as reported	$1.61	$1.69	-4.7%	$3.19	$3.22	-0.9%

Adjustments:
Restructuring charges	0.09	0.03		0.21	0.07
Acquisition-related costs	0.08	0.01		0.11	0.03
Litigation (settlement refund) charge	-	0.01		-	0.01
(Gain) loss on sale of business	-	-		(0.02)	-
Foreign currency related (gain) loss on acquisition and divestiture activities	(0.02)	-		(0.02)	-
Environmental remediation	-	-		-	-
Discrete tax items	-	-		0.01	0.01
Purchase accounting expenses	0.02	-		0.04	-
Diluted earnings per share from continuing operations, as adjusted	$1.78	$1.74	2.3%	$3.52	$3.34	5.4%